Exhibit 99.1

PRESS
February 28, 2014	RELEASE

BankGuam Holding Company

Declares 1st Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.125 per share at the Board’s regular meeting held on Monday, February 24, 2014. The dividend will be paid on March 31, 2014 to shareholders of record as of March 17, 2014.

“The continuing strength and solid performance of Bank of Guam® has allowed us to pay dividends to our shareholders as we have since 1976,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT:	BankGuam Holding Company
Lourdes A. Leon Guerrero, President and Chair of the Board
(671) 472-5271